UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

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Explanatory Note

Allergan, Inc. provided the memorandum below regarding stockholder requested special meeting bylaws to Institutional Shareholder Services.

Important Additional Information

The Company has filed a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) on July 29, 2014 and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com.

The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the first quarter of the fiscal year ended March 31, 2014 filed on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

MEMORANDUM

TO:	Mike Gallagher
Lead Independent Director
Allergan Inc.

FROM:	Latham & Watkins LLP
Richards, Layton & Finger, P.A.
Wachtell, Lipton, Rosen & Katz

DATE:	July 26, 2014

RE:	Stockholder Requested Special Meeting Bylaw

In response to your request, this memorandum addresses the provisions of Article 10 of the Amended and Restated Certificate of Incorporation of Allergan Inc. (the “Company”), Article II, Section 3 of the Amended and Restated Bylaws of the Company, and related provisions dealing with the rights of the Company’s stockholders to request the calling of a special meeting of stockholders. This memorandum provides an overview of the circumstances giving rise to the adoption by the Company’s Board of Directors (the “Board”) of the stockholder-called special meeting bylaw (the “Special Meeting Bylaw”), the key procedural requirements thereof, and the Board’s rationale for including those requirements. This memorandum also includes links to the publicly-filed copies of the bylaws of 20 other companies that have procedural requirements in their stockholder-called special meeting bylaws similar to those in the Special Meeting Bylaw.

BACKGROUND

Since the adoption of its certificate of incorporation in connection with its initial public offering in 1989 until the effectiveness of the Amended and Restated Certificate of Incorporation adopted at the 2013 annual meeting, the Company’s stockholders were not authorized to call special meetings.1 As with many public companies, the Company’s certificate of incorporation as in effect during that period provided that special meetings could be called by the Company’s Board, the Chairman of the Board or the Chief Executive Officer and, subject to the rights of the holders of the Company’s Preferred Stock, could not be called by any other person or persons.2

The Company first addressed the issue of stockholder-called special meetings in 2012, when it received a non-binding stockholder proposal requesting that the Board take the necessary steps to amend the Company’s organizational documents to give holders of 10% of the

[1]	See the Company’s definitive proxy statement on Schedule 14(a) filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2013.
[2]	See Article 10 of the Company’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 4, 2011.

outstanding stock the power to call special meetings of stockholders.3 Upon receipt of that request, the Company contacted its 30 largest stockholders (which, at the time, collectively represented approximately 63% of the outstanding shares of the Company’s common stock (the “Common Stock”)) to solicit their views with respect to the proposal. In general, the responses fell into two categories: (a) stockholders who expressed the view that the annual meeting is sufficient to handle all corporate matters and that the costs and management distractions associated with a special meeting would outweigh any benefit; or (b) stockholders who expressed support for a right to call a special meeting in general, but who believed that an unfettered right of the holders of only 10% of the Company’s outstanding Common Stock to cause a special meeting to be held was prone to potential abuse and was therefore inappropriate.

At the Company’s 2012 annual meeting of stockholders, the stockholder proposal failed to receive support from the holders of a majority of the Company’s outstanding Common Stock. Because the proposal was supported by a narrow majority of the votes cast at such meeting (i.e., 55.3% of the total votes cast for and against the proposal were voted for the proposal),4 the Board, in recognition of the importance of remaining responsive to the stockholders who voted at the 2012 annual meeting, directed the Company’s legal team, with input from outside counsel, to study the issue of stockholder-called special meeting provisions. After review and discussion, and in consultation with internal and outside counsel, the Board determined to propose amendments to the Company’s governing documents that would enable the holders of 25% of the outstanding Common Stock to call special meetings but would include protections against misuse or abuse.5

Because the Company’s Certificate of Incorporation as then in effect denied stockholders the right to call special meetings, implementing such right required an amendment to the Certificate of Incorporation. Thus, the Board approved amendments to Article 10 of the Certificate of Incorporation to provide that special meetings of stockholders may be called by the Board, the Chairman of the Board, and the Chief Executive Officer and shall be called by the Secretary at the written request of holders of at least 25% of the outstanding shares of Common Stock at the time the request is validly submitted. Importantly, the right of stockholders to direct the calling of a special meeting was made subject to the provisions of the Bylaws as in effect from time to time. Accordingly, at the time the Board approved the amendment to Article 10 of the Certificate of Incorporation, it also approved amendments to the Bylaws that contained the procedural requirements with respect to stockholder-called special meetings, which amendments

[3]	See the Company’s definitive proxy statement on Schedule 14(a) filed with the SEC on March 15, 2012 (including, as Item No. 4 a stockholder proposal from John Chevedden requesting that the Board amend the organizational documents of the Company to permit holders of 10% of the outstanding stock to call a special meeting of stockholders).
[4]	See the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2012.
[5]	With due regard to the feedback received from stockholders at the 2012 annual meeting, the Board recognized the importance of expanding the stockholder franchise, but it remained mindful of concerns related to costs and management distractions associated with special meetings. Given that 115,252,470 shares were voted against the proposal (representing 44.7% of the votes cast), the Board determined to temper the unfettered right of stockholders to call a special meeting with reasonable procedural restrictions.

to the Bylaws would become effective only upon the effectiveness of the Amendment to Article 10 of the Certificate of Incorporation. As with the proposed amendment to Article 10 of the Certificate of Incorporation, the proposed amendments to the Bylaws were fully disclosed (and set forth verbatim) in the proxy statement for the 2013 annual meeting—all as part of the Board-sponsored proposal with respect to special meetings.6 The Board-sponsored special meeting proposal, having received a favorable recommendation from Institutional Shareholder Services, was approved by 99.7% of votes cast at the 2013 annual meeting, representing 84.5% of shares outstanding.7 It is important to note that the ISS report on the proposal expressed concern with certain provisions of the Bylaws but recommended the proposal’s approval nonetheless.

DISCUSSION

The stockholder-called special meeting bylaw permits a minority-in–interest—the holders of just 25% of the Company’s outstanding Common Stock—to request a special meeting of stockholders that must be called if its requirements are met. To mitigate the risk that corporate efforts would be diverted to serve the narrow self-interests of a few minority stockholders, the Company adopted reasonable procedures to require full and accurate disclosure to all stockholders about the parties seeking to call the meeting, as well all relevant information concerning the matters to be voted on.8 The procedures set forth in the Special Meeting Bylaw were developed in light of similar procedures set forth in the bylaws of comparable public companies, albeit with some variation to work in concert with other existing provisions of the Company’s Bylaws (such as those dealing with advance notice of stockholder nominations and business proposals at annual meetings). A representative list of public companies that have stockholder-called special meeting bylaws containing similar procedures is attached to this memorandum as Appendix A.

Record Holder

The Special Meeting Bylaw requires that one or more requests be signed by holders of record that collectively beneficially own the requisite percentage of the outstanding Common Stock. Not only is the record ownership requirement customary in stockholder-called special meeting bylaws,9 it is based on longstanding principles of Delaware law providing that the corporation is entitled to rely on its own books and records in determining the persons constituting its stockholders.10

[6]	See the Company’s definitive proxy statement on Schedule 14(a) filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2013.
[7]	See the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2013.
[8]	See Miller v. Palladium Industries, Inc., 2012 WL 6740254, at *3 (Del. Ch. Dec. 31, 2012) (“Whether applying a bylaw or a contract, the Court uses a reasonable third party’s reading of the pertinent terms”).
[9]	See Appendix A (American Express Co., Amerisourcebergen Corporation, Apache Corporation, eBay Inc., Ideal Power Inc., JPMorgan Chase & Co., McDonald’s Corporation, Medifast Inc., NASDAQ OMX Group, Inc., Northrop Grumman Corporation, Quest Diagnostics Inc., Radioshack Corporation, The Allstate Corporation, The Goldman Sachs Group, Inc., United Continental Holdings, Inc., Waste Management, Inc., Western Union Company, Yahoo! Inc.).
[10]	As the Delaware Supreme Court stated in Crown EMAK Partners, LLC v. Kurz:

More than fifty years ago, this Court held that only registered stockholders may exercise the power to vote in a Delaware corporation. . . . Under the General Corporation Law, no one but a registered stockholder is, as a matter of right, entitled to vote, with certain exceptions not pertinent here. If an owner of stock chooses to register his shares in the name of a nominee, he takes the risks attendant upon such an arrangement, including the risk that he may not receive notice of corporate proceedings, or be able to obtain a proxy from his nominee. The corporation, except in special cases, is entitled to recognize the exclusive right of the registered owner to vote.… The corporation has ordinarily discharged its obligation under Delaware law when it mails notice to the record owner.

992 A.2d 377 (Del. 2010).

Consistent with the provisions of Delaware law relating to record ownership, the Company determined that, given the significance of stockholder-called special meetings, it would be advisable, for purposes of providing certainty in this important area of corporate governance, to limit the ability to make stockholder-called special meeting requests to stockholders of record. Because the Company recognized that stockholders may nevertheless wish to also hold shares through a broker, bank or other nominee, it specifically did not require that all of their shares, to be counted toward the requisite percentage, be held in record name. The form of bylaws proposed by the Company does not require and never contemplated that all of a stockholder’s shares needed to be held of record.

Holding Requirements

The Special Meeting Bylaw requires stockholders seeking to call a special meeting to make a representation that they intend to hold his, her or its shares of Common Stock through the date of the stockholder-requested special meeting.11 The Special Meeting Bylaw then provides that any reduction in the shares beneficially owned by such stockholders shall be deemed to constitute a revocation of such stockholder’s special meeting request, but only to the extent of such reduction.12 If special meeting requests are revoked or deemed revoked prior to the special meeting such that the number of shares beneficially owned by the stockholders seeking to call the special meeting is reduced below the 25% threshold, the Board may determine to cancel the special meeting.

[11]	For examples of other companies with similar requirements, see Appendix A (Apache Corporation, Ideal Power Inc., McDonald’s Corporation, Medifast Inc., Quest Diagnostics, Radioshack Corporation, Ross Stores Inc. and Yahoo! Inc.).
[12]	For examples of other companies with similar requirements, see Appendix A (American Express Co., Amerisourcebergen Corporation, Apache Corporation, Coca-Cola Company, eBay Inc., Ideal Power Inc., JPMorgan Chase & Co., Medifast Inc., NASDAQ OMX Group, Inc., Quest Diagnostics Inc., Ross Stores Inc., The Allstate Corporation, The Goldman Sachs Group, Inc., United Continental Holdings, Inc., Waste Management, Inc., Western Union Company and Yahoo! Inc.).

The Board determined that the foregoing “holding” requirements were important to protect the rights of all stockholders. Under Delaware law, the Board is charged with protecting the rights of all stockholders, including those with short-term interests and those with long-term interests.13 Accordingly, the holding period provisions were designed to address the legitimate concern that minority stockholders whose interests are not aligned with those of other stockholders would use the special meeting process as a weapon to attempt to intimidate the Board and to coerce stockholders. In the Board’s view, it is eminently reasonable that a person attempting to use corporate resources and divert management’s attention away from operations must continue to beneficially own his or her shares for a limited period through the date of the special meeting such person is demanding. Such provision merely operates to ensure that the stockholders seeking to take advantage of a right as important as calling a special meeting have economic interests that are linked to the Company’s performance and are aligned with the interests of all stockholders. Similarly, Rule 14a-8 of the Securities Exchange Act of 1934, as amended, requires a stockholder to hold his, her or its shares until the annual meeting to preserve the ability to present the stockholder’s proposal at the meeting.

As to the Board’s power to cancel the meeting if the requesting stockholders’ ownership falls below the 25% threshold, it is worth noting that such provision merely gives the Board the discretion to cancel the meeting; it does not automatically trigger the cancellation of the meeting. In determining whether to proceed with a special meeting, the Board may take into consideration, among other things, whether circumstances have changed such that the Company’s stockholders no longer support the calling of a special meeting. By the same token, the Board could in its discretion determine to hold the meeting if stockholders who reduced their position subsequently reacquired sufficient shares to exceed the 25% threshold.

Information Requirements

The Special Meeting Bylaw contains provisions requiring disclosure of information regarding the stockholder making the request, any beneficial owner on whose behalf the request is made, and any person with whom the stockholder or proposing person is “acting in concert” (which invokes the common definition of knowingly acting in concert or in parallel with, or towards a common goal with, another person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect). The bylaw also requires disclosure of information regarding the matters to be considered at the special meeting. These provisions are based primarily on similar requirements set forth in the customary provisions of public company bylaws requiring advance notice of stockholder proposals intended to be presented at an annual meeting of stockholders, and they accordingly request disclosure of similar classes and categories of information.14 The disclosures are intended to ensure that the Company’s stockholders have all information material to their

[13]	Air Products and Chemicals, Inc. v. Airgas, Inc., 16 A.3d 48, 129 (Del. Ch. 2011) (“Directors of a corporation still owe fiduciary duties to all stockholders—this undoubtedly includes short-term as well as long-term holders”).
[14]	See Appendix A (eBay Inc., Medifast Inc., NASDAQ OMX Group, Inc., Northrop Grumman Corporation, and United Continental Holdings, Inc.)

decision at any stockholder-called special meeting, including with respect to any special interests that one or more stockholders requesting a special meeting may have in the matters being proposed that are inconsistent with the interests of the Company or its stockholders generally.

Timing of the Meeting

The stockholder-called special meeting bylaw contains “blackout periods” during which stockholder-called special meetings may not be held—primarily, those few months immediately following or immediately preceding the annual meeting. These blackout periods are to prevent potential abuse and to ensure that the Company does not waste its efforts calling meetings. If an annual meeting has just occurred, any stockholder business that is pressing enough to merit the extraordinary time and expense of a special meeting could have been conducted at the annual meeting. Conversely, if an annual meeting is on the horizon, there is no need to waste corporate resources holding two stockholders’ meetings in a short period of time when the business can easily be conducted at a single meeting.15

Within those dates during which a stockholder-called special meeting may be called, the Board is charged with the responsibility of fixing the meeting date. This provision is consistent with the basic framework of Delaware corporate law, under which the board of directors, composed of directors owing fiduciary duties to all stockholders, manages the business and affairs of the corporation and serves as the primary gatekeeper of corporate actions. Individual, non-controlling stockholders are not fiduciaries and may generally act in their own self-interest; the board of directors, on the other hand, must consider the interests of all stockholders. It is for this reason that the Board has been designated as arbiter of the date of any stockholder-called special meeting—the Board is bound by its fiduciary duties to establish a date that it determines in good faith is in the best interests of the Company and all of its stockholders.

Similar Items

As with the stockholder-called special meeting bylaws of numerous other public companies, the Special Meeting Bylaw provides that a special meeting shall not be called if, among other things, an identical or substantially similar item to that included in the stockholder special meeting request was presented at a recent meeting of stockholders or will be presented at a meeting of stockholders that is to be held in the near term. These “similar item” requirements are to ensure that the Company is not wasting corporate resources by holding a special meeting to address an item of business that was recently considered by the stockholders or will be in the near future.16

[15]	For examples of other companies with similar requirements, see Appendix A (American Express Co., Amerisourcebergen Corporation, Coca-Cola Company, eBay Inc., Ideal Power Inc., JPMorgan Chase & Co., Medifast Inc., NASDAQ OMX Group, Inc., Northrop Grumman Corporation, Ross Stores Inc., The Allstate Corporation, The Goldman Sachs Group, Inc., United Continental Holdings, Inc., Waste Management, Inc., Western Union Company, and Yahoo! Inc.).
[16]	For examples of other companies with similar requirements, see Appendix A (Ideal Power Inc., McDonald’s Corporation, Medifast Inc. and Northrop Grumman Corporation).

CONCLUSION

The Special Meeting Bylaw provides stockholders the right to call special meetings to address significant corporate matters that may need to be addressed outside of the Company’s ordinary annual meeting cycle. Because the misuse of the Special Meeting Bylaw would assuredly waste the resources of the other stockholders and divert management’s attention away from the conduct of the Company’s ordinary business operations, the Special Meeting Bylaw contains several provisions designed to protect the Company and all stockholders against its misuse.

To this end, the Special Meeting Bylaw includes provisions requiring the persons seeking to call a special meeting to be stockholders and to own their stock through the date of the meeting, to ensure that their interests are aligned with the interests of the Company and all stockholders generally. Although the Special Meeting Bylaw, in order to give the Company certainty as to the person or persons invoking its terms, requires any person proposing a special meeting to be a stockholder of record, it does not require any such person to hold all of such person’s shares of record, and any additional shares that such stockholder beneficially owns will count toward the requisite percentage of shares needed to call the special meeting.

The Special Meeting Bylaw also includes provisions requiring each stockholder seeking to call a special meeting to provide information regarding such stockholder and the matters such stockholder proposes to present, so that the Company and all other stockholders will have sufficient information regarding any potential misalignment of interests between such stockholder or stockholders, on the one hand, and the Company and its stockholders generally, on the other hand. As the Special Meeting Bylaw is intended to be reserved for extraordinary items that must be addressed outside the Company’s regular annual meeting cycle, it includes provisions that restrict the calling of a special meeting during specified periods preceding and following the annual meeting, as well as provisions that preclude a special meeting from being called to address similar items that have been addressed at the preceding annual meeting or that are scheduled to be addressed at an upcoming meeting.

Appendix A

Special Meeting Bylaws
#	Company	Fortune 500 Rank	Special Meeting Bylaw Provision	Link to SEC Filing

1	American Express Co.	90	Article II, Section 2.2	http://www.sec.gov/Archives/edgar/data/4962/000095012 311019072/y87970exv3w5.htm

2	Amerisourceber gen Corporation	32	Article II, Section 2.02	http://www.sec.gov/Archives/edgar/data/1140859/000110 465914018004/a14-7723_1ex3d2.htm

3	Apache Corporation	167	Article IV, Section 3	http://www.sec.gov/Archives/edgar/data/6769/000119312 513226052/d540859dex31.htm

4	Coca-Cola Company	57	Article I, Section 5	http://www.sec.gov/Archives/edgar/data/21344/00011046 5913033461/a13-10848_1ex3d1.htm

5	eBay Inc.	196	Article I, Section 1.3	http://www.sec.gov/Archives/edgar/data/1065088/000119 312512191579/d344479dex32.htm

6	Ideal Power Inc.	N/A	Article II, Section 3	http://www.sec.gov/Archives/edgar/data/1507957/000141 588913001511/delawarebylaws.htm

7	JPMorgan Chase & Co.	18	Article I, Section 1.02	http://www.sec.gov/Archives/edgar/data/19617/00000196 1713000380/exhibit31-bylawsseptember2.htm

8	McDonald’s Corporation	111	Article II, Section 8	http://www.sec.gov/Archives/edgar/data/63908/00011931 2512308737/d384664dex3b.htm

9	Medifast Inc.	N/A	Article I, Section 1.3	http://www.sec.gov/Archives/edgar/data/910329/0001144 20414038843/v381963_ex3-1.htm

10	NASDAQ OMX Group, Inc.	N/A	Article III, Section 3.2	http://www.sec.gov/Archives/edgar/data/1120193/000119 312514024495/d665170dex32.htm

11	Northrop Grumman Corporation	120	Article II, Section 2.02	http://www.sec.gov/Archives/edgar/data/1133421/000113 342113000079/exhibit31.htm

12	Quest Diagnostics Inc.	341	Article I, Section 1.02	http://www.sec.gov/Archives/edgar/data/1022079/000102 207914000024/a32.htm

13	Radioshack Corporation	N/A	Article II, Section 3	http://www.sec.gov/Archives/edgar/data/96289/00000962 8911000019/exhibit31.htm

14	Ross Stores Inc.	278	Article I, Section 2	http://www.sec.gov/Archives/edgar/data/745732/0000745 73213000006/exhibit33amendedandrestate.htm

15	The Allstate Corporation	92	Article II, Section 5	http://www.sec.gov/Archives/edgar/data/899051/0001104 65912039489/a12-12919_1ex3dii.htm

16	The Goldman Sachs Group, Inc.	68	Article I, Section 1.2	http://www.sec.gov/Archives/edgar/data/886982/0001193 12513237445/d545345dex31.htm

17	United Continental Holdings, Inc.	79	Article 2, Section 2.2	http://www.sec.gov/Archives/edgar/data/100517/0001193 12514060695/d624298dex32.htm

18	Waste Management, Inc.	200	Article II, Section 2.4	http://www.sec.gov/Archives/edgar/data/823768/0001193 12512499577/d453676dex32.htm

19	Western Union Company	445	Article II, Section 3	http://www.sec.gov/Archives/edgar/data/1365135/000136 513513000035/exh32wuby-lawseffective053.htm

20	Yahoo! Inc.	494	Article II, Section 2.3	http://www.sec.gov/Archives/edgar/data/1011006/000119 312514253550/d748271dex32.htm